EXHIBIT 3.8

CERTIFICATE OF
AMENDMENT OF THE
CERTIFICATE OF INCORPORATION
OF
LEUCADIA NATIONAL CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies:

1.	The name of the Corporation is Leucadia National Corporation (the “Corporation”). The name under which the Corporation was formed is Talcott National Corporation.

2.	The date the Certificate of Incorporation was filed by the Department of State was May 24, 1968.

3.	An amendment of the Corporation’s Certificate of Incorporation effected by this Certificate of Amendment to require the delivery of cash rather than capital stock of the Corporation to any target shareholder in an acquisition transaction if any person would become a “five percent shareholder” or be treated as owning more than 5% of the Corporation’s Common Stock for purposes of Section 382 of the tax code as a result of such target shareholder’s receipt of the Corporation’s capital stock in the acquisition transaction.

To effect the foregoing, Article FOURTH is hereby amended and shall read in its entirety as follows:

FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 606,000,000, divided into 6,000,000 shares, having a par value of $1 each, which are designated Preferred Stock and are issuable in series, and 600,000,000 shares, having a par value of $1 each, which are designated Common Stock.

No holder of shares of any class or series of stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any pre-emptive, preferential or other right to subscribe for or purchase any shares of any class or series of capital stock of the Corporation, whether now or hereafter authorized or outstanding, or any bonds, notes, obligations, options, warrants, rights or other securities which the Corporation may at any time issue or sell, whether or not the same be convertible into or exercisable for the purchase of any class or series of capital stock of the Corporation, it being intended by this paragraph that all pre-emptive rights of any kind applicable to the securities of the Corporation are eliminated.

The designations, relative rights, preferences and limitations of each class of the Corporation’s capital stock and each series thereof, to the extent fixed in the Corporation’s Certificate of Incorporation, and the authority vested in the Board of Directors of the Corporation to establish and designate series of the Preferred Stock and to fix variations in the relative rights, preferences and limitations between such series, are as follows:

I.

PREFERRED STOCK

GENERAL PROVISIONS RELATING TO ALL SERIES

1.     The Preferred Stock shall consist of one class, may be issued from time to time in one or more series, and the shares of any one series thereof may be issued from time to time. All shares of the Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be identical in all respects set forth in sections 1 through 5 hereof (except as otherwise permitted in such sections) and shall be of equal rank as set forth in sections 2 and 3 below. Subject to the foregoing, (i) the designations, relative rights, preferences and limitations of the shares of each such series may differ from those of any and all other such series authorized and/or outstanding and (ii) the Board of Directors of the Corporation is hereby expressly granted authority to establish and designate series and to fix with respect to any such series, or alter in any one or more respects from time to time, by resolution or resolutions adopted prior to the issuance of any shares of such series, and by filing a certificate under Section 805 of the Business Corporation Law, (a) the number of shares constituting such series and the designation thereof, (b) the rate of dividends, (c) redemption terms (including purchase and sinking funds provisions), (d) conversion rights into any class or series of capital stock of the Corporation, (e) liquidation preferences, (f) voting rights and (g) any other lawful rights, preferences and limitations.

2.     Unless otherwise provided in the resolutions creating or altering a series, the holders of Preferred Stock of each series shall be entitled to receive, as and when declared by the Board of Directors, out of funds or other assets of the Corporation legally available therefor, cumulative dividends at the annual rate fixed by the Board of Directors with respect to such series, and no more, payable in cash, on such dates in each year as the Board of Directors may determine, such dividends with respect to each series to be cumulative from the date or dates fixed by the Board of Directors with respect to such series. The first dividend or distribution with respect to shares of any particular series not issued on a dividend date may be fixed by the Board of Directors at more or less than the regular periodic dividend or distribution thereon. In the event Preferred Stock of more than one series is outstanding, the Corporation in making any dividend payment upon Preferred Stock shall make dividend payments ratably upon all outstanding shares of Preferred Stock of all series in proportion to the respective amounts of dividends accrued and payable thereon to the date of such dividend payment. If the dividends or distributions on any shares of Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest, or sum of money in lieu of interest, thereon. In no event, so long as any Preferred Stock shall be outstanding, shall any dividend whatsoever, whether in cash, stock or otherwise, other than a dividend payable in stock of the Corporation of a class junior to the Preferred Stock, be declared or paid, or any distribution made, on any stock of the Corporation of a class ranking junior to the Preferred Stock, nor shall any shares of any such junior class of stock be purchased or acquired for a consideration by the Corporation or be redeemed by the Corporation, nor shall any moneys be paid to the holders of, or set aside or made available for a sinking fund for the purchase or redemption of, any shares of any such junior class of stock unless (i) all dividends and distributions on all outstanding shares of Preferred Stock of all series for all past dividend periods shall have been paid and all dividends payable on or before the date of such dividend, distribution, purchase, acquisition, redemption, setting aside or making available shall have been paid or declared and a sum sufficient for the payment thereof set apart, and (ii) the Corporation shall have paid or set aside all amounts, if any, theretofore required to be paid or set aside as and for all matured purchase fund and sinking fund obligations, if any, for the shares of Preferred Stock of all series or to satisfy any distributions declared with respect to any shares of Preferred Stock of any series. The holders of Preferred Stock shall not be entitled to participate in any dividends payable on

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junior stock or to share in the earnings or profits of the Corporation other than or in excess of that hereinabove provided.

3.     In the event of any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any stock ranking junior to the Preferred Stock, such amount of cash, shares, bonds or other property (which amount may vary depending on whether such dissolution, liquidation or winding-up is voluntary or involuntary) to which each such outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof together with an amount in cash equal to all dividends accrued and unpaid thereon to the date of such distribution or payment, and shall be entitled to no further payment. If, upon any such liquidation, dissolution or winding-up, the assets of the Corporation distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the amounts to which they are respectively entitled, the assets so distributable shall be distributed among the holders of the Preferred Stock then outstanding ratably in proportion to the amounts to which they are respectively entitled. For the purposes of this Section 3, neither the voluntary sale, lease, exchange or transfer of all or substantially all of the Corporation’s property or assets to, nor the consolidation or merger of the Corporation with, one or more corporations, nor a reduction of the capital stock or stated capital of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary.

4.     The Corporation, at the option of the Board of Directors, may, subject to the provisions applicable to such series, redeem at any time or times, and from time to time, all or any part of the shares of any series of Preferred Stock subject to redemption by paying for each share such price or prices as shall have been fixed by the Board of Directors prior to the issuance of such series, plus an amount equal to dividends accrued and unpaid thereon to the date fixed for redemption, plus premiums in the amounts, if any, so fixed with respect to such series (the total amount per share so payable upon any redemption of shares of any series of Preferred Stock being herein referred to as the “redemption price”). Except as otherwise provided in the provisions relating to a particular series of Preferred Stock, not less than 15 days nor more than 60 days prior written notice shall be given to the holders of record of the shares so to be redeemed, which notice shall be given by mail, postage prepaid, addressed to such holders at their respective addresses as shown on the books of the Corporation. Such notice shall specify the shares called for redemption, the redemption price and the place at which, and the date on which, the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed. In case of redemption of less than all of the outstanding Preferred Stock of any one series, such redemption (unless otherwise stated in the provisions relating to such series) may be made pro rata or the shares to be redeemed may be chosen by lot, in such manner as the Board of Directors may determine. No failure to deliver or mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares so to be redeemed.

If such notice of redemption shall have been duly given, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside so as to be available therefor, then, notwithstanding that any certificate for the shares of such Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall, from and after the date fixed for redemption, no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so fixed, and all rights with respect to such shares of Preferred Stock so called for redemption shall forthwith at the close of business on such redemption date cease and terminate, except the right of the holders thereof to receive the amount payable upon redemption thereof, but without interest; provided, however, that the Corporation may, after giving such notice of any such redemption and prior to the redemption date specified in such notice, deposit in trust, for the account of the holders of such Preferred Stock to be redeemed, with a bank or trust company having an office in the Borough of Manhattan, City, County and State of New York and having

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a capital, undivided profits and surplus aggregating at least $50,000,000, all funds necessary for such redemption, and, upon such deposit in trust, all shares of such Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares of such Preferred Stock shall forthwith cease and terminate, except (a) the right of the holders thereof to receive the amount payable upon the redemption thereof, but without interest, and (b) the right of the holders thereof to exercise on or before the date fixed for redemption the rights, if any, not having theretofore expired, which the holders thereof shall have to convert the shares so called for redemption into, or exchange such shares for, shares of stock of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation.

Any funds so deposited which shall not be required for such redemption because of the exercise of any right of conversion or exchange or otherwise subsequent to the date of such deposit shall be returned to the Corporation forthwith. Any interest accrued on any funds so deposited shall belong to the Corporation and be paid to it from time to time. Any funds so deposited by the Corporation and unclaimed at the end of six years from the date fixed for such redemption shall be repaid to the Corporation, upon its request, after which repayment the holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price thereof.

If at any time the Corporation shall have failed to pay dividends in full on all series of Preferred Stock then outstanding, thereafter and until such dividends, including all accrued and unpaid dividends, shall have been paid in full, or declared and funds sufficient for the payment thereof set aside for payment, the Corporation shall not redeem or purchase less than all of the Preferred Stock at such time outstanding; provided, however, that nothing shall prevent the Corporation from completing the purchase of shares of Preferred Stock for which a purchase contract has been entered into, or the redemption of any shares of Preferred Stock for which notice of redemption has been given, prior to such default.

5.      Except as otherwise specifically provided with respect to a particular series of Preferred Stock, as hereinafter in this section 5 provided, and as required by law, the Preferred Stock shall have no voting rights.

Whenever dividends payable on the Preferred Stock shall be in default in an aggregate amount equivalent to at least six quarterly dividends on any of the shares of Preferred Stock then outstanding, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Preferred Stock, voting as a class (whether or not otherwise entitled to vote for the election of directors), shall be entitled to elect two directors of the Corporation to fill such newly-created directorships. Such directors shall serve (subject to the last sentence of the next paragraph of this section 5) until the next annual meeting of shareholders and until their successors are elected and qualify. Whenever such right of the holders of the Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of such holders called as provided herein, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of the Preferred Stock, voting as a class, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as the dividends accumulated on the Preferred Stock shall have been paid in full, at which time the special right of the holders of the Preferred Stock so to vote separately as a class for the election of directors shall terminate, subject to renewal and divestment from time to time upon the same terms and conditions.

At any time after the voting power to elect two additional members of the Board of Directors of the Corporation has become vested in the holders of the Preferred Stock, the Secretary of the Corporation may, and upon the request of the holders of record of at least 5% of the Preferred Stock then outstanding addressed to him, shall, call a special meeting of the holders of Preferred Stock for the purpose of electing such directors, to be held within 50 days after the receipt of such request; provided, however, that the

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Secretary need not call any such special meeting if the annual meeting of shareholders is to convene within 90 days after the receipt by the Secretary of such request. Such meeting shall be held at such place as shall be specified in the notice and upon notice as provided in the By-Laws of the Corporation for the holding of special meetings of shareholders. If such meeting shall not be so called within 20 days after the receipt of such request (not including, however, a request falling within the proviso of the second preceding sentence), then the holders of record of at least 5% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated shall call such meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. At any such special or annual meeting at which the holders of the Preferred Stock shall have the right to vote for the election of such two directors as aforesaid, the holders of 33 1/3% of the then outstanding Preferred Stock present in person or represented by proxy shall be sufficient to constitute a quorum of said class for the election of such two directors and for no other purpose, and the vote of the holders of a plurality of the Preferred Stock so present at any such meeting at which there shall be such a quorum shall be sufficient to elect two directors. Whenever the holders of the Preferred Stock shall be divested of such voting right hereinabove provided, the directors so elected by the Preferred Stock shall thereupon cease to be directors of the Corporation and thereupon the number of directors shall be reduced by two.

Every shareholder entitled to vote at any particular time in accordance with the foregoing two paragraphs shall have one vote for each share of Preferred Stock held of record by him and entitled to vote.

6.     As used in connection with any series of Preferred Stock, the terms “junior stock”, “junior class of stock” and “stock ranking junior to the Preferred Stock” shall mean and refer to the Common Stock and any other class or series of stock of the Corporation hereafter authorized which shall rank junior to the Preferred Stock with respect to the declaration and payment of dividends thereon and the distribution of amounts with respect thereto payable in the event of any liquidation, dissolution or winding-up of the Corporation.

II.

COMMON STOCK

Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. The Board of Directors may declare a dividend or distribution upon the Common Stock in shares of any class or series of capital stock of the Company.

In the event of any liquidation, dissolution or other winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $50,000,000, for the benefit of the holders of the Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

Except as otherwise expressly provided with respect to the Preferred Stock and except as otherwise may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Common Stock shall be entitled to one vote for each share held.

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III.

TRANSFER RESTRICTIONS

(a) Certain Definitions. As used in this Part III of Article FOURTH, the following terms have the following respective meanings:

“Acquisition Issuance” means any delivery, issuance, or grant of Corporation Securities by the Corporation in connection with the acquisition, directly or indirectly, of (i) a majority, by vote or value, of the capital stock, partnership interests, membership interests, or other equity interests of another Person or (ii) all or substantially all of the assets of another Person.

“Corporation Securities” means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, (iii) warrants, rights, or options (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation ss.1.382-2T(f)(18).

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation ss.1.382-2T(g), (h), (j), and (k).

“Five-Percent Shareholder” means a Person or group of Persons that (i) is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation ss.1.382-2T(g)(1) or (ii) would be treated, under Treasury Regulation ss.1.382-2T(g), (h), (j), and (k), as owning 5% of the common stock of the Corporation.

“Person” means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

“Prohibited Distributions” means any dividends or other distributions that were received from the Corporation by a Purported Transferee or Purported Holder with respect to Excess Securities.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this Part III of Article FOURTH.

“Restriction Release Date” means the earlier of December 31, 2024, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (and any comparable successor provision) (“Section 382"), or the beginning of a taxable year of the Corporation (or any successor thereof) to which no Tax Benefits may be carried forward.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

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“Treasury Regulation ss.1.382-2T” means the temporary income tax regulations promulgated under Section 382, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

(b) Restrictions.

(i) Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, however, that nothing herein contained shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. in the Corporation Securities.

(ii) If, as a result of an Acquisition Issuance prior to the Restriction Release Date, any Person or group of Persons would become a Five-Percent Shareholder, then, notwithstanding anything in the agreement governing the terms of the relevant acquisition to the contrary, the Corporation shall not deliver to the Person that would otherwise be entitled to receive the Corporation Securities in such Acquisition Issuance (the “Purported Holder”) the minimum number of Corporation Securities otherwise deliverable in the Acquisition Issuance such that such Person or group of Persons shall not become a Five-Percent Shareholder (“Excess Issued Securities”). Any and all such Excess Issued Securities shall instead be delivered to the Agent for sale in accordance with paragraph (d)(ii) of this Article FOURTH. Any attempted or purported delivery of Excess Issued Securities in violation of this clause (ii) shall be void ab initio.

(c) Certain Exceptions. The restrictions set forth in paragraph (b) of this Part III of Article FOURTH shall not apply to (1) an attempted Transfer if the transferor or the transferee obtains, or (2) a delivery of Excess Issued Securities if the Purported Holder or the Corporation obtains, the approval of the Board of Directors of the Corporation. Any such approval must expressly waive the applicability of the restrictions set forth in this Part III of Article FOURTH. As a condition to granting its approval, the Board of Directors may, in its discretion, require an opinion of counsel selected by the Board of Directors that the Transfer or delivery of Excess Issued Securities shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

(d) Treatment of Excess Transferred Securities and Excess Issued Securities.

(i) No employee or agent of the Corporation shall record any delivery of Excess Issued Securities to a Purported Holder or any Prohibited Transfer, and the Purported Holder and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Excess Issued Securities or the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Transferred Securities”, and together with the Excess Issued Securities, the “Excess Securities”). The Purported Transferee and the Purported Holder shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.

(ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer or that Excess Issued Securities have been delivered to a Purported

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Holder, then, upon written demand by the Corporation, the Purported Transferee or Purported Holder shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s or Purported Holder’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall promptly sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it pursuant to the preceding sentence or paragraph (b)(ii) of this Article FOURTH, in one or more arm’s-length transactions (over the New York Stock Exchange, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee or Purported Holder has sold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee or Purported Holder shall be deemed to have sold the Excess Securities on behalf of the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee or Purported Holder to retain a portion of such Prohibited Distributions or sales proceeds not exceeding the amount that the Purported Transferee or Purported Holder would have received from the Agent pursuant to paragraph (d)(iii) of this Article FOURTH if the Agent rather than the Purported Transferee or Purported Holder had sold the Excess Securities.

(iii) The Agent shall apply any proceeds of a sale by it of Excess Securities, and any amounts received by the Agent from a Purported Transferee or Purported Holder pursuant to paragraph (d)(ii) of this Article FOURTH, as follows: (1) first, in the case of Excess Transferred Securities, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee or Purported Holder, up to either (i) the amount paid by the Purported Transferee for the Excess Securities, or (ii) the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Acquisition Issuance or attempted Transfer, of the Excess Securities at the time of the Acquisition Issuance or attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer, which amount or fair market value shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to the Leucadia Foundation; provided, however, that (x) if the Leucadia Foundation shall have terminated prior to its receipt of such amounts, such remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors, and (y) to the extent that the receipt of such amounts could result in the Leucadia Foundation or any other organization qualifying under Section 501(c)(3) becoming a Five-Percent Shareholder, then such remaining amounts may be paid to one or more other organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee or Purported Holder in respect of any Prohibited Transfer or delivery of Excess Issued Securities shall be limited to the amount payable to the Purported Transferee or Purported Holder pursuant to clause (2) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Part III of Article FOURTH inure to the benefit of the Corporation.

(iv) If the Purported Transferee or Purported Holder fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph (d)(ii) of this Article, then the Corporation shall institute legal proceedings to compel the surrender.

(v) The Corporation shall make the demand described in paragraph (d)(ii) of this Part III of Article FOURTH within thirty days of the date on which the Board of Directors determines that the

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attempted Transfer would result in Excess Transferred Securities or that a Purported Holder received Excess Issued Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Part III of Article FOURTH shall apply nonetheless.

(e) Bylaws, Legends, etc.

(i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Part III of Article FOURTH.

(ii) All certificates representing Corporation Securities issued after the effectiveness of this Part III of Article FOURTH shall bear a conspicuous legend as follows:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF LEUCADIA NATIONAL CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

(iii) The Board of Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Part III of Article FOURTH, including without limitation (1) whether a new Five-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount or fair market value due to a Purported Transferee or Purported Holder pursuant to clause (2) of paragraph (d)(iii) of this Part III of Article FOURTH, (6) whether an issuance of Corporation Securities is an Acquisition Issuance, (7) the number of Excess Issued Securities with respect to any Purported Holder, and (8) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Part III of Article FOURTH.

4.	The foregoing amendment was approved by the Board of Directors by a vote of the Board of Directors at a meeting on November 11, 2012 and by the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders on February 28, 2013, and thereby duly adopted in accordance with the provisions of Section 803 of the Business Corporation Law of the State of New York.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer as of the 28th day of February 2013.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Joseph A. Orlando
Name: Joseph A. Orlando
Title: Vice President and Chief Financial Officer

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